Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated June 15, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the presentation of deferred income taxes as discussed in Note 2(ai), Note 3 and Note 7, as to which the date is November 24, 2017 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Alibaba Group Holding Limited’s report on Form 6-K dated November 24, 2017.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Hong Kong, November 24, 2017